Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated March 27, 2014, relating to the consolidated financial statements of MAG Silver Corp. and subsidiaries (“MAG Silver”) appearing in the Annual Report on Form 40-F of MAG Silver for the year ended December 31, 2013, and to the reference to us under the heading “Interest of Experts” appearing in the prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Accountants

Vancouver, Canada

June 26, 2014